Exhibit 99.1

BroadVision Contact:

Bill Herrick

BroadVision Investor Relations

650.542.3865

ir1@broadvision.com

BroadVision, Inc. Announces Private Convertible Debenture Financing of Up to $20 Million

Company Also Extinguishes Additional $12.8 Million of Real Estate Obligations

REDWOOD CITY, CALIF. — November 10, 2004 — BroadVision, Inc. (Nasdaq: BVSN), a global provider of self-service web applications, announced today that it has entered into a definitive agreement for the private placement of up to $20 million of convertible debentures to five institutional investors. The Company will initially issue $16 million of debentures which will be convertible into common stock at a fixed conversion price of $2.76 per share, or a 15% premium to the stock’s trailing 10-day volume weighted average price.  The notes bear interest at a rate of six percent per annum and are repayable in either cash or common stock beginning in June 2005 over a period of up to three years, depending on the occurrence of certain events.  The agreement provides for an additional $4 million of convertible debentures to be issued to the investors at the option of the investors or, under certain circumstances, at the Company’s option.  Investors will also receive warrants to purchase approximately 1.7 million shares of the Company’s common stock at a price of $3.58 per share.  The warrants will be exercisable beginning six months after the closing date, and will have a term of five years.

Thomas Weisel Partners LLC acted as lead placement agent for the transaction, and Kaufman Bros, L.P. acted as co-placement agent.  The initial issuance is expected to close by the end of the current week.  Following the closing, the Company will seek stockholder approval of the financing transaction in order to satisfy applicable Nasdaq requirements.

The Company also announced the termination of an additional $12.8 million of excess real estate obligations for approximately $5 million, payable in various installments through July 2005.  These facility buyouts, which will improve future cash flows by over $1 million per quarter, are in addition to the $143 million of lease terminations that the Company announced in August.

“We believe the financing and buyouts that we’re announcing today are the last major steps in our recent balance sheet restructuring efforts,” said Dr. Pehong Chen, Chairman and CEO of BroadVision.  “In total, we have extinguished approximately 94% of our excess real estate obligations and improved our future cash flows by $4 million per quarter.  Our new capital has not only allowed us to reach our excess facility termination goals, but also provides working capital for us to invest for future growth.”

About BroadVision

BroadVision is a global provider of personalized self-service web applications. Our integrated suite of process, commerce, portal, and content solutions helps customers rapidly increase revenues and reduce costs. Over 1,000 organizations - including Cardinal Health, Circuit City, Hewlett-Packard, Japan Airlines Toyota, the U.S. Air Force and Vodafone - serving nearly 60 million registered users, rely on BroadVision’s open solutions to power and personalize their mission-critical web initiatives.  For more information about BroadVision, Inc., call 650.542.5100, email info@broadvision.com or visit www.broadvision.com.

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BroadVision is a registered trademark of BroadVision, Inc. in the United States and other countries.